UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

Norcraft Holdings, L.P.

Norcraft Companies, L.P.

(Exact name of registrants as specified in their charters)

Delaware	333-119696	75-3132727
Delaware	333-114924	36-4231718
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3020 Denmark Avenue, Suite 100

Eagan, MN 55121

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (800) 297-0661

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	Termination of a Material Definitive Agreement

Norcraft Companies, L.P. (“Norcraft”), together with its parent company, Norcraft Holdings, L.P., announced today that it has elected to terminate the Amended and Restated Credit Agreement, dated as of May 2, 2006 (the “Credit Agreement”), among Norcraft, as borrower, the guarantors party thereto, the lenders party thereto, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, UBS Securities LLC, as bookmanager and lead arranger, Wachovia Bank, National Association, as syndication agent, Wachovia Capital Markets, LLC, as co-arranger, CIT Lending Services Corporation, as documentation agent, and UBS Loan Finance LLC, as swingline lender. The Credit Agreement governs Norcraft’s senior secured credit facility and provided for borrowings of up to $60.0 million in revolving loans. No revolving loans are currently outstanding.

Norcraft delivered the notice of termination to the administrative agent on March 26, 2009, and such termination will be effective on March 31, 2009. As a result of such termination, Norcraft expects to cash collateralize approximately $5.4 million of letter of credit obligations outstanding pursuant to the credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned officer hereunto duly authorized.

Norcraft Companies, L.P.

Norcraft Holdings, L.P.

Date: March 27, 2009	By:	/s/ Leigh Ginter
Leigh Ginter
Chief Financial Officer